As filed with Securities and Exchange Commission on July 2, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINCINNATI BELL INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1056105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 East Fourth Street

Cincinnati, Ohio 45202

(513) 397-9900

(Address, including zip code, of registrant’s principal executive office)

Hawaiian Telcom 2010 Equity Incentive Plan

(Full title of the plan)

Christopher J. Wilson

Vice President and General Counsel

221 East Fourth Street

Cincinnati, Ohio 45202

(513) 397-9900

(Name, address including zip code, and telephone number including area code, of agent for service)

Please send copies of all communications to:

Robert I. Townsend, III, Esq.

O. Keith Hallam, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do no check if smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common shares, par value $0.01 per share	148,625	$15.55	$2,311,118.75	$287.73

(1)	This registration statement (this “Registration Statement”) registers an aggregate of 148,625 common shares, par value $0.01 per share (“Cincinnati Bell Common Shares”), of Cincinnati Bell Inc. (the “Company”). At the effective time of the Merger (as defined in the Explanatory Note below), 1,400,000 shares of common stock, par value $0.01 per share (the “Hawaiian Telcom Common Stock”), of Hawaiian Telcom Holdco, Inc., a Delaware corporation (“Hawaiian Telcom”), will be reserved and available for issuance in respect of various equity-based awards under the Hawaiian Telcom 2010 Equity Incentive Plan, of which 81,333 shares of Hawaiian Telcom Common Stock subject to outstanding Hawaiian Telcom restricted stock units granted on or after January 1, 2017 do not provide for automatic vesting upon the consummation of the Merger (“Rollover RSUs”). The Rollover RSUs will be assumed by the Company in accordance with the Merger Agreement (as defined in the Explanatory Note below). As adjusted for the RSU Exchange Ratio (as defined in the Explanatory Note below), 148,625 shares of Cincinnati Bell Common Shares are to be registered hereunder in respect of such Rollover RSUs to be assumed by the Company upon the consummation of the Merger. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also register any additional Cincinnati Bell Common Shares that may become issuable under the Merger Agreement in respect of Rollover RSUs by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any other similar transaction which results in an increase in the number of outstanding Cincinnati Bell Common Shares.
(2)	Estimated in accordance with Rule 457(c) pursuant to Rule 457(h) to be $15.55, based on the average of the high and low prices per share of Cincinnati Bell Common Shares reported on the New York Stock Exchange on June 29, 2018, solely for the purpose of the calculation of the registration fee.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 9, 2017, among the Company, Twin Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Hawaiian Telcom, on or around July 2, 2018, the parties intend Merger Sub to merge with and into Hawaiian Telcom (the “Merger”), with Hawaiian Telcom surviving the Merger as a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, upon the consummation of the Merger, each Rollover RSU will be converted into a time-based restricted stock unit of the Company (the “Assumed RSU”). Each Assumed RSU is in respect of a number of Cincinnati Bell Common Shares equal to (i) the number of shares of Hawaiian Telcom Common Stock subject to such Assumed RSU as of immediately prior to the effective time of the Merger, multiplied by (ii) the RSU Exchange Ratio (as defined below), rounded down to the nearest whole share, on substantially the same terms and conditions that were applicable to such Rollover RSU as of immediately prior to the effective time of the Merger, except that any applicable performance goals will be deemed satisfied at target levels and no longer apply. The “RSU Exchange Ratio” is equal to sum of (a) 0.6522 and (b) the quotient of (x) $18.45 over (y) the closing price of one Cincinnati Bell Common Share on the last trading date preceding the closing of the Merger as reported on the New York Stock Exchange. The Assumed RSUs will be considered granted under, and subject to the terms and conditions of the Hawaiian Telcom 2010 Equity Incentive Plan, as assumed by the Company upon the consummation of the Merger.

This Registration Statement is filed by the Company for the purpose of registering 148,625 Cincinnati Bell Common Shares reserved and available for issuance under the Hawaiian Telcom 2010 Equity Incentive Plan in respect of the Assumed RSUs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Hawaiian Telcom 2010 Equity Incentive Plan, including holders of Assumed RSUs, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents have been filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 26, 2018;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 9, 2018;

•	the Company’s Current Reports on Form 8-K, filed on March 2, 2018, April 6, 2018, May 4, 2018, May 7, 2018, May 11, 2018, May 21, 2018, June 11, 2018 and June 19, 2018;

•	the Company’s definitive Proxy Statement on Schedule 14A for its Annual Meeting of Shareholders, filed on March 16, 2018, and the Definitive Additional Materials related thereto, filed on March 28, 2018; and

•	the description of the Cincinnati Bell Common Shares contained in the Company’s Registration Statement on Form S-4 (File No. 333-220013) under the caption “Description of Cincinnati Bell Capital Stock”, as filed on August 17, 2017, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters all securities registered hereby then remaining unsold (the “Subsequently Filed Documents”) shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing such documents (except for any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any Subsequently Filed Document modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge, upon written or oral request, to each person to whom a copy of this Registration Statement is delivered, a copy of any or all of the documents incorporated by reference herein, not including exhibits to such documents. Requests for such copies should be directed to the Vice President and General Counsel, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 397-9900.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated articles of incorporation do not address indemnification. Article V of the Company’s amended and restated regulations requires the corporation, to the fullest extent permitted under Ohio General Corporation Law, or the OGCL, to indemnify all persons whom it may indemnify thereunder.

Chapter 1701.13(E) of the OGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or is or was serving at the request of the corporation as a director or officer of another entity, because the person is or was a director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the suit, action or proceeding if (i) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (a) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (b) the only liability asserted against a director in a proceeding relates to the director’s approval of an impermissible dividend, distribution, redemption or loan. The OGCL further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding.

Chapter 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Chapter 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Chapter 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The OGCL also permits corporations to purchase and maintain insurance on behalf of any director or officer against any liability asserted against such director or officer and incurred by such director or officer in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against such liability under the OGCL.

The Company has acquired insurance for its obligations to provide indemnification to its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

3.1**	Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519).

3.2**	Amendment to the Amended and Restated Articles of Incorporation Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report October 4, 2016, File No. 1-8519).

3.3**	Amended and Restated Regulations of Cincinnati Bell Inc. (Exhibit 3.2 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519).

3.4*	Amendment to the Amended and Restated Regulations of Cincinnati Bell Inc.

5.1*	Opinion of Bosse Law, PLLC.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Opinion of Bosse Law, PLLC (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*	Hawaiian Telcom 2010 Equity Incentive Plan.

*	Filed herewith.
**	Filed previously.

Item 9. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this undertaking do not apply to the extent that the information required to be in the post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Exhibit Index

Exhibit	Description

3.1**	Amended and Restated Articles of Incorporation of Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519).

3.2**	Amendment to the Amended and Restated Articles of Incorporation Cincinnati Bell Inc. (Exhibit 3.1 to the registrant’s Current Report on Form 8-K, date of Report October 4, 2016, File No. 1-8519).

3.3**	Amended and Restated Regulations of Cincinnati Bell Inc. (Exhibit 3.2 to the registrant’s Current Report on Form 8-K, date of Report April 25, 2008, File No. 1-8519).

3.4*	Amendment to the Amended and Restated Regulations of Cincinnati Bell Inc.

5.1*	Opinion of Bosse Law, PLLC.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Opinion of Bosse Law, PLLC (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*	Hawaiian Telcom 2010 Equity Incentive Plan.

*	Filed herewith.
**	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on the 2nd day of July, 2018.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

*
Leigh R. Fox
President and Chief Executive Officer

Principal Financial Officer:

*
Andrew R. Kaiser
Chief Financial Officer

Principal Accounting Officer:

*
Shannon M. Mullen
Vice President and Corporate Controller

Directors:

Phillip R. Cox*
John W. Eck*
Jakki L. Haussler*
Craig F. Maier*
Russel P. Mayer*
Theodore H. Torbeck*
Lynn A. Wentworth*
Martin J. Yudkovitz*
Leigh R. Fox*

*By: /s/ Christopher J. Wilson
Christopher J. Wilson as attorney in fact for each person
July 2, 2018